EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3ASR No. 333-196060) of New Residential Investment Corp. and in the related Prospectus of our reports dated February 21, 2017, with respect to the consolidated financial statements of New Residential Investment Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of New Residential Investment Corp. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York
February 21, 2017